As filed with the Securities and Exchange Commission on December 16, 2009
Registration Statement No. 333-130057

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION STATEMENT NO. 333-130057
Under the Securities Act of 1933
SUNAIR SERVICES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Florida	59-0780772
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)
Sunair Services Corporation
1350 E. Newport Center Drive, Suite 201
Deerfield Beach, Florida 33442
(561) 208-7400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sunair Services Corporation
1350 E. Newport Center Drive, Suite 201
Deerfield Beach, Florida 33442
(561) 208-7400
(Address, including zip code, and telephone number, including area code, of agent for service)

With Copies of Communications to:
Jason Davis, Esq.
Shuffield, Lowman, & Wilson, PA
1000 Legion Place, Suite 1700
Orlando, Florida 32802
(407) 581-9800
(Facsimile) (407) 581-9801
Approximate Date of Commencement of Proposed Sale to the Public: No longer applicable because the securities are being removed from registration.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES
     Sunair Services Corporation (the “Company”) is filing this Post-Effective Amendment to deregister the shares of its common stock (the “Securities”) registered with the Securities and Exchange Commission on the following registration statements (each, a “Registration Statement” and collectively, the “Registration Statements”): (i) a Registration Statement on Form S-3 (Registration No. 333-124216) filed on April 21, 2005 to register the resale of up to 17,689,472 shares (the “Shares”) of the Company’s common stock by certain selling shareholders, and (ii) a Registration Statement on Form S-3 (Registration No. 333-130057) filed on December 1, 2005 and January 27, 2006 to register the resale of up to 4,885,953 shares (the “Shares”) of the Company’s common stock by certain selling shareholders.
     On September 28, 2009, the Company, Massey Services, Inc. (“Massey”) and Buyer Acquisition Company, Inc. entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Buyer Acquisition Company, Inc. merged with and into the Company with the Company remaining as the surviving entity (the “Merger”) and the surviving entity becoming a wholly-owned subsidiary of Massey. The Articles of Merger were filed with the Florida Secretary of State and the Merger became effective on December 16, 2009.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and deregisters all of the Securities registered under the Registration Statements that were not resold thereunder as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act, Sunair Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 16th day of December, 2009.

SUNAIR SERVICES CORPORATION
By:	/s/ Harvey L. Massey
Harvey L. Massey Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Harvey L. Massey, his true and lawful attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to these Registration Statements, including a Registration Statement filed pursuant to Rule 462 under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 have been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Harvey L. Massey Harvey L. Massey	Chief Executive Officer and Director (principal executive officer)	December 16, 2009
/s/ Gwyn Elias Gwyn Elias	Chief Financial Officer and Vice President (principal financial officer and principal accounting officer)	December 16, 2009

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